EXHIBIT 23.2

REPORT ON FINANCIAL STATEMENT SCHEDULE AND CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
GXS Worldwide, Inc.:

The audits referred to in our report dated March 26, 2010, with respect to the consolidated financial statements of GXS Worldwide, Inc. and subsidiaries (the Company), included the related financial statement schedule as of and for each of the three years ended December 31, 2007, 2008 and 2009, included in the registration statement.  This financial statement schedule is the responsibility of the Company’s management.  Our responsibility is to express an opinion on this financial statement schedule based on our audits.  In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our report dated March 26, 2010 with respect to the consolidated balance sheets of GXS Worldwide, Inc. and subsidiaries as of December 31, 2008 and 2009, and the related consolidated statements of operations, comprehensive loss, changes in equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2009, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Baltimore, Maryland
July 27, 2010